UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Consent solicitation statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Consent solicitation statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Consent solicitation statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TESSCO Technologies Incorporated

(Name of Registrant as Specified In Its Charter)

Robert B. Barnhill, Jr.

UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust

RBB-TRB LLC

RBB-CRB LLC

Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust

Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust

Winston Foundation, Incorporated

Emily Kellum (Kelly) Boss

J. Timothy Bryan

John W. Diercksen

Kathleen McLean

Donald Manley

(Name of Person(s) Filing Consent solicitation statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On November 17, 2020, Robert B. Barnhill, Jr. (the “Reporting Person”) filed with the Securities and Exchange Commission an amendment (the “Amendment”) to his Schedule 13D filed with respect to TESSCO Technologies Incorporated (the “Issuer”). A portion of the Amendment is set forth below.

*           *           *

The Reporting Person is soliciting shareholders’ consents (the “Consent Solicitation”) to (i) reconstitute the Issuer’s Board of Directors (the “Board”) by removing John D. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy, and Morton F. Zifferer, Jr. (collectively, the “Subject Directors”) (and any other person(s) elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship on or after September 25, 2020 and prior to the conclusion of the Consent Solicitation) and replacing them with four highly qualified, independent director candidates — J. Timothy Bryan, John Diercksen, Emily Kellum (Kelly) Boss and Kathleen McLean and (ii) amend the Issuer’s Sixth Amended and Restated By-Laws (the “Bylaws”) to (a) repeal any provision adopted after August 7, 2020 without the approval of shareholders and (b) reduce the percentage of shareholders required to call a special meeting to 25% of the aggregate number of votes held by the shares of stock of all classes then outstanding and entitled to vote at a special meeting (which was the standard before the Subject Directors and other complicit Board members further entrenched themselves by recently amending the Bylaws without shareholder approval to increase the threshold to 50%).

On November 16, 2020, the Reporting Person, in his capacity as founder and largest shareholder of the Issuer, issued a press release (the “Press Release”) in response to the two recent and dubiously-timed additions to the Board. In the Press Release, the Reporting Person noted, among other things, that he believes the recent addition of the two new directors, Cathy-Ann Martine-Dolecki and Ronald D. McCray, to the Board without shareholder approval in the middle of a consent solicitation process is rash and reactionary and a failure of good corporate governance.

The Reporting Person believes that the additions of Ms. Martine-Dolecki and Mr. McCray to the Board were effectively replacements for two of the Subject Directors: Dennis J. Shaughnessy, who resigned from the Board, effective November 9, 2020, and Morton F. Zifferer, Jr. (together with Mr. Shaughnessy, the “Substituted Directors”), who announced that he will step down from the Board effective upon the conclusion of the Consent Solicitation. Proposal 1 of the Consent Solicitation provides that a consent for the removal of any of the Subject Directors also constitutes a consent to remove any other person(s) elected, appointed or designated by the Board to fill any vacancy or newly created directorship between September 25, 2020 and the conclusion of the Consent Solicitation.

As a result, the removal of any Subject Director in connection with the Consent Solicitation will also result in the removal of Ms. Martine-Dolecki and Mr. McCray. The Press Release describes the Reporting Person’s plans to recommend to the reconstituted Board that it interview Ms. Martine-Dolecki and Mr. McCray for possible reappointment to the Board if they are removed. As additional context, when evaluating Ms. Martine-Dolecki and Mr. McCray, who effectively recently replaced the Substituted Directors, the Reporting Person plans to heavily weigh, among other things, the Consent Solicitation results related to the Substituted Directors when determining whether to recommend that the reconstituted Board reappoint Ms. Martine-Dolecki and Mr. McCray. Moreover, the Reporting Person intends to recommend to the reconstituted Board that it engage in shareholder outreach to solicit views on Ms. Martine-Dolecki and Mr. McCray.

The Reporting Person contemplated revising his form of consent to allow shareholders to individually consent to remove the Substituted Directors. However, he believes that this would (i) serve to disenfranchise shareholders that have already cast their consent during the first 35 days of the Consent Solicitation and (ii) result in many shareholders not having their voices heard during the 60-day consent solicitation process due to the delays associated with the mailing of a new consent card to and from shareholders. The Substituted Directors were added 45 days after the Reporting Person’s preliminary consent solicitation statement was filed and 27 days after the Reporting Person’s first consent was delivered to the Issuer, almost halfway through the 60-day consent solicitation process. The Board had the opportunity to disclose the potential addition of the Substituted Directors at any point earlier in the process and if the Board had done so within fourteen days of the Reporting Person filing his solicitation statement, the Reporting Person could have revised his form of consent, allowing shareholders the ability to individually consent to the Substituted Directors. However, the Reporting Person believes that these directors were merely added at this specific time to confuse the process and game the system and further believes that, even if the consent card were updated now, the Board may choose to add yet another director to further the confusion. The Reporting Person has promoted numerous governance enhancements in the Consent Solicitation, including (a) reducing the recently changed threshold to call a special meeting of shareholders from 50% to 25%, (b) the addition of two directors to the Board that are proposed by shareholders owning at least 5% of the outstanding shares and (c) increasing Board diversity.

The Reporting Person notes that, as part of the his discussions with shareholders during the Consent Solicitation, not a single shareholder has told the Reporting Person that the Issuer had vetted Ms. Martine-Dolecki and Mr. McCray with them ahead of their appointment. Additionally, the Reporting Person, unlike the current Board, has designed a mechanism for shareholders to propose directors to the Board. If any shareholder with 5% or more of the outstanding shares would like to add either Ms. Martine-Dolecki or Mr. McCray, the Reporting Person would press for this initiative as well. The Reporting Person believes that he is aligned with shareholders and the Board is trying to obfuscate the process to protect three incumbent directors.

*         *         *

Important Additional Information

Mr. Barnhill, Ms. McLean, Ms. Boss, Mr. Bryan, Mr. Diercksen, UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust, RBB-TRB LLC, a Maryland limited liability company (“RBB-TRB”), RBB-CRB LLC, a Maryland limited liability company (“RBB-CRB”), Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust, Winston Foundation, Incorporated, a Maryland corporation, and Donald Manley (the “Participants” or “We”) are participants in the solicitation of consents from the Company’s shareholders to remove the Subject Directors (and any other person or persons, other than those elected by the Consent Solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship on or after September 25, 2020 and prior to the time that any of the actions proposed to be taken by the Consent Solicitation become effective) and elect Ms. McLean, Ms. Boss, Mr. Bryan and Mr. Diercksen to fill four of the resulting vacancies (as well as to amend the Company’s Sixth Amended and Restated By-Laws proposed in connection therewith). We have filed the Solicitation Statement and a WHITE consent card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders.

SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE SOLICITATION STATEMENT, ACCOMPANYING WHITE CONSENT CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. UPDATED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS SET FORTH IN THE SOLICITATION STATEMENT AND OTHER MATERIALS FILED WITH THE SEC. Shareholders can obtain the Solicitation Statement and any amendments or supplements to the Solicitation Statement filed by the Participants with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available, without charge, on request from the Participants’ proxy solicitor, Harkins Kovler, LLC at +1 (800) 257-3995 or via email at SaveTESSCO@HarkinsKovler.com.

Certain Information Regarding the Participants

Mr. Barnhill is the founder, former Chairman of the Board and the largest shareholder of the Company.

Mr. Barnhill beneficially owns 1,620,387 shares of the Common Stock (approximately 18.5% of the outstanding shares), which includes 11,503.5 shares that Mr. Barnhill owns directly and the shares owned by the following Participants: UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust owns 1,265,882 shares of Common Stock, RBB-TRB, LLC owns 109,125 shares of Common Stock, RBB-CRB, LLC owns 109,125 shares of Common Stock, Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, owns 30,750 shares of Common Stock, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust owns 67,500 shares of Common Stock, and the Winston Foundation, Incorporated owns 26,500 shares of Common Stock. Mr. Barnhill is the sole manager of RBB-TRB and RBB-CRB, a trustee of the UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust and the Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust and a director of the Winston Foundation, Incorporated. Mr. Barnhill’s spouse is a trustee of the Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust. The percentage of Mr. Barnhill’s stock ownership is based on the 8,760,562 shares of Common Stock outstanding as of October 13, 2020, as reported in the Company’s Consent Revocation Statement on Schedule 14A, filed with the SEC on October 15, 2020. Christopher Barnhill may be considered a Participant in the solicitation but is no longer providing any assistance with respect to the solicitation and does not currently beneficially, directly or indirectly own any securities of the Company.

None of the Participants (other than Mr. Barnhill) currently beneficially, directly or indirectly own any securities of the Company.